N-SAR EXHIBIT 77E

ALL FUNDS ADVISED BY OFI STEELPATH
(based upon Non Defendant Version)

Pending Litigation. In 2009, several putative class action lawsuits were filed and later consolidated before the U.S. District Court for the District of Colorado against
OppenheimerFunds, Inc., the parent of the Manager (OFI),
OppenheimerFunds Distributor,
Inc., the Funds principal underwriter and distributor (OFDI), and Oppenheimer Rochester
California Municipal Fund, a fund advised by OFI Global Asset
Management, Inc. and
distributed by the Distributor (the California Fund),  in
connection with the California Fund's
investment performance.  The plaintiffs asserted claims against
OFI, OFDI and certain present
and former trustees and officers of the California Fund under the federal securities laws, alleging,
among other things, that the disclosure documents of the
California Fund contained
misrepresentations and omissions and the investment policies of the California Fund were not
followed.   Plaintiffs in the suit filed an amended complaint
and defendants filed a motion to
dismiss.  In 2011, the court issued an order which granted in part and denied in part the
defendants motion to dismiss.  In 2012, plaintiffs filed a
motion, which defendants opposed, to
certify a class and appoint class representatives and class
counsel.  In March 2015, the court
granted plaintiffs motion for class certification.  In May
2015, the U.S. Court of Appeals for the
Tenth Circuit vacated the class certification order and
remanded the matter to the district court
for further proceedings.    In October 2015, the district
court reaffirmed its order granting
plaintiffs motion for class certification. In December 2015, the Tenth Circuit denied defendants petition to appeal the district court's reaffirmed class certification order.
OFI and OFDI believe the suit is without merit that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them in the Suit and that no estimate can yet be made as to the amount or range of any potential loss.
Furthermore, OFI believes that the suit
should not impair the ability of OFI or OFDI to perform their respective duties to the Fund and that the outcome of the suit should not have any material effect on the operations of any of the Oppenheimer funds.